EXHIBIT 5.1

May 2, 2013

Via Electronic Mail

Umpqua Holdings Corporation One SW Columbia Street, Suite 1200 Portland, OR 97258

Re:	Registration Statement on Form S-8 Umpqua Holdings Corporation 2013 Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Umpqua Holdings Corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statement”) of 4,000,000 shares of the Company’s common stock, no par value (the “Shares”), which may be issued in connection with the Company’s 2013 Incentive Plan (the “Plan”).

In connection with the opinion expressed in this letter, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan and the Company’s Articles of Incorporation, as amended, as well as the Company’s Bylaws, as amended, and excerpts of minutes of meetings of the Board of Directors, the Compensation Committee of the Board of Directors and shareholders of the Company as certified by the Company’s Secretary. We have assumed, without making any inquiry into the reasonableness or validity thereof, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies. We have reviewed certificates and made such inquiries of public officials, and have made such review of laws, as we consider necessary for purposes of this letter. We have relied as to matters of fact upon the above documents and investigation.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Shares have been duly authorized; and

2.	When the Registration Statement has become effective and the Shares have been issued in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.
www.lanepowell.com	a professional corporation	law offices
T . 503.778.2100 F . 503.778.2200	601 SW Second Avenue, Suite 2100 Portland, Oregon 97204-3158	anchorage, ak . olympia, wa portland, or . seattle, wa london, england

Umpqua Holdings Corporation

May 2, 2013

Regardless of the states in which members of this firm are admitted to practice, this letter is limited to the laws of the State of Oregon as in effect on the date hereof. Our opinion is rendered as of the date set forth above, and we disclaim any obligation to advise you of any changes in circumstances or laws that may occur after this date or to otherwise update this letter. The opinion in this letter is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

Sincerely, LANE POWELL pc /s/LANE POWELL pc